Exhibit 99.1

BrainStorm Appoints Former FDA Associate Commissioner Peter J. Pitts as Executive Chairman

Professor Jacob Frenkel Transitions to Senior Advisor

Peter J. Pitts to lead NurOwn® into Phase 3b trial; advancing under the first Special Protocol Assessment ever granted for an ALS therapeutic candidate

NEW YORK, NY – July 28, 2026 - BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI), a leading developer of innovative autologous cellular therapies for highly debilitating neurodegenerative diseases, today announced a major strategic expansion of its executive leadership team.

Peter J. Pitts, co-founder of the Center for Medicine in the Public Interest and former FDA Associate Commissioner, has been named Executive Chairman and Chief Strategic Regulatory and Policy Officer. In his new capacity, Mr. Pitts will assume immediate leadership over BrainStorm’s daily strategic operations, corporate partnerships, investor engagements, and clinical-regulatory pathways. His primary mandate is to drive the upcoming Phase 3b trial for NurOwn® under an active FDA Special Protocol Assessment (SPA) agreement. This is the first SPA ever granted for an ALS therapeutic candidate.

Professor Jacob Frenkel, who has anchored BrainStorm’s leadership since joining its advisory board in 2007 alongside the late Harvey Krueger and served as Board Chairman since 2020, will transition into the role of Senior Advisor. Professor Frenkel initiated this succession plan to transition board leadership to an active, daily executive as the company enters its late-stage clinical execution phase.

"Securing a leader of Peter’s global caliber and deep FDA experience to manage our daily operations transforms our strategic position," said Chaim Lebovits, President and CEO of BrainStorm. "As we enter high-stakes corporate partnership and institutional investor discussions, having a former senior FDA official directly overseeing our regulatory and financial strategy dramatically enhances our operational capabilities."

"BrainStorm is advancing a validated, significantly de-risked clinical asset with a clear regulatory blueprint," said Peter J. Pitts, incoming Executive Chairman. "I am coming 'all in' because the science behind NurOwn is compelling and the patient need in ALS is urgent."

Chaim Lebovits, President and CEO of BrainStorm, added: "On behalf of the entire Board of Directors, I want to express our deepest gratitude to Professor Frenkel for his vision, dedication, and steadfast leadership over these many years. His guidance has been instrumental in bringing BrainStorm to this pivotal moment, and we are delighted that he will continue to support the company as Senior Advisor."

Professor Jacob Frenkel added: "Having steered BrainStorm for two decades since its early advisory days to the launch preparation of this important late-stage trial, I am pleased to pass the torch of board leadership to Mr. Pitts. His willingness to step into an active executive role provides the ideal catalyst for my transition, and I look forward to supporting Mr. Lebovits and Mr. Pitts in this next exciting chapter for the company."

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI) is a leading developer of autologous adult stem cell therapies for debilitating neurodegenerative diseases. The company’s proprietary NurOwn® platform uses autologous mesenchymal stem cells to produce neurotrophic factor-secreting cells, designed to deliver targeted biological signals that modulate neuroinflammation and promote neuroprotection.

NurOwn® is BrainStorm’s lead investigational therapy for amyotrophic lateral sclerosis and has received Orphan Drug designation from both the U.S. Food and Drug Administration and the European Medicines Agency. A Phase 3 trial in ALS has been completed, and a Phase 3b trial is set to launch under a Special Protocol Assessment agreement with the FDA - the first SPA ever granted for an ALS therapeutic candidate. To learn more, visit www.brainstorm-cell.com.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties, including statements regarding meetings with the U.S. Food and Drug Administration, the Special Protocol Assessment, the clinical development of NurOwn® as a therapy for ALS, the future availability of NurOwn® to patients, and the future success of BrainStorm Cell Therapeutics. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on BrainStorm’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Readers should not place undue reliance on forward-looking statements. BrainStorm does not assume any obligation to update forward-looking statements except as required by law.

Contacts

Investors:

Michael Wood

LifeSci Advisors

+1 646-597-6983

mwood@lifesciadvisors.com

Media:

Uri Yablonka

Chief Business Officer

+1 917-284-2911

uri@brainstorm-cell.com

SOURCE: BrainStorm Cell Therapeutics Inc.